Exhibit 27(d)(16)

Voya Retirement Insurance and Annuity Company

Memorandum of Variable Material for

Certificate C-RPMXC-21(NY)

June 7, 2021

Page/Item	Reference for Bracketed Text	Variation and/or Explanation
Certificate (throughout)	Fixed Plus Account A

The name of the fixed account, Fixed Plus Account A, is bracketed throughout the Certificate to provide flexibility in the naming of the fixed account. Other names of the fixed account that may appear include Fixed Plus Account, or Fixed Plus Account II A. The name may be preceded by the name Voya or be followed by a letter, A-Z and/or a number. Another general account option available for certain plans is the Fixed Account.

Front Page	Address and Telephone Number	The address and telephone number are bracketed to accommodate possible future changes.
Page S-1/Certificate Schedule	Specifications: Certificate Holder, Certificate Number, Contract Holder, Group Contract Number, and Effective Date of Contract	Specifications are bracketed to denote identifiable customer specific information.
Page S-1/Certificate Schedule	Guaranteed Minimum Interest Rates – Fixed Plus Account A	The Guaranteed Minimum Interest Rate is bracketed to identify the Guaranteed Minimum Interest Rate within the range of 0%-4%.
Page S-1/Certificate Schedule	Surrender Fees

Surrender Fees are bracketed to identify the surrender fee scale selected by the contract holder. The range for each bracketed surrender fee percentage is 0-5%, and the range for contract years completed is 0-10 years. If Surrender Fees do not apply then “Not Applicable” will be shown under the “Contract Years Completed” column and “0%” will be shown under the “Surrender Fee” column.

Surrender Fee available and duration patterns will not exceed the declining scale shown below.

		Contract Years Completed	Surrender Fee
		Less than 5	5.00%
		5 or more, but less than 7	4.00%
		7 or more, but less than 9	3.00%
		9 or more, but less than 10	2.00%
		10 or more	0.00%

1	MOV-C-RPMXC-21(NY)

Voya Retirement Insurance and Annuity Company

Memorandum of Variable Material for

Certificate C-RPMXC-21(NY)

June 7, 2021

Page S-1/Certificate Schedule	Daily Charge to the Separate Account

The Daily Charge is bracketed to identify the Daily Charge expressed at an annual rate for mortality and expense risks and profit, and administrative expenses. The Daily Charge applies to the Fund(s) held by the Separate Account. The range for the Daily Charge is 0.00%-1.50%.

This charge is comprised of two components: (a) a Mortality and Expense Risk Charge that will never exceed 1.25% on an annual basis, and (b) an Administrative Charge that will never exceed 0.25% on an annual basis. The actual Daily Charge may vary by plan based on plan assumptions. Plan assumptions may change over time resulting in a change to the Daily Charge.

Page S-1/Certificate Schedule	Maintenance Fees

The range for the initial annual Maintenance Fee for each Participant is $0.00-$100.00.

If a Maintenance Fee does not apply then either “$0.00” will show as the initial annual Maintenance Fee in the schedule or, alternatively, “Not Applicable” may show. Maintenance Fees may be assessed for any number of reasons and will vary by plan.

Page S-2/Certificate Schedule	Funds Selected by Participant	The funds or fund family is bracketed to identify the funds selected by the Participant on the date this Certificate is issued to the Participant.
Page 2/Transfers and Distributions	Transfers from the [Fixed Plus Account A]:

The bracketed text will be replaced with the following when the general account option is the Fixed Account:

Transfers from the Fixed Account: 10% of the Current Value in the Fixed Account may be transferred to any or all of the other Fund(s). The Company may, on a temporary basis, allow any larger percent to be transferred from the Fixed Account.

Page 4/Surrenders and Termination	Subsections titled “Partial Surrenders from the [Fixed Plus Account A]” and “Full Surrender of the Total Amount in the [Fixed Plus Account A]”	The bracketed text will be deleted when the general account option is the Fixed Account.
Back Page/Signature Block	Officers’ title and signatures

The officer’s title and signatures are bracketed to accommodate future changes. In the event the title of an officer signing the contract form changes, any new title utilized will be the title of an officer of the company.

2	MOV-C-RPMXC-21(NY)